Exhibit 99.1

News Release	Zep Inc.

1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. Refinances Credit Facility

New 5-Year $325 Million Facility at Lower Rates with Greater Financial Flexibility

(ATLANTA – August 26, 2014) – Zep Inc. (NYSE: ZEP), a leading consumable chemical packaged goods company that manufactures a wide variety of high-performance maintenance and cleaning chemicals, today announced that it successfully refinanced its credit facility consisting of a new $75 million term loan and a $250 million revolving loan maturing in August 2019.

“I am very pleased that we were able to refinance our credit facility at better rates and with more flexible debt covenants,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.  “Our first priority is to generate cash to pay down our existing debt balance and this new facility will provide the strategic financial flexibility necessary to invest in the business while we continue to recover from the fire at our aerosol manufacturing plant,” continued Morgan.

A description of the new Credit Agreement is set forth in the Company’s Form 8-K filed with the Securities and Exchange Commission on August 26, 2014.

About Zep Inc.

Zep Inc., with fiscal year 2013 net sales of approximately $690 million, is a leading consumable chemical packaged goods company selling a wide variety of high-performance chemicals that help professionals and prosumers clean, maintain and protect their assets.  We are focused on the attractive industry dynamics of the transportation market and the industrial maintenance and repair operation (“MRO”) market, which together now comprise approximately 60% of our revenue with the balance derived from sales into the facilities maintenance vertical.  We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional®, Zep Automotive®, Enforcer®, Misty®, TimeMist®, TimeWick™, Country Vet®, Original Bike Spirits®, Blue Coral®, Black Magic®, Rain-X®, Niagara National™, FC Forward Chemicals®, Rexodan®, Mykal™, and a number of private label brands. Founded in 1937, some of Zep Inc.’s brands have been in existence since 1896.  Zep Inc. is headquartered in Atlanta, Georgia.  Visit our website at www.zepinc.com.

Forward Looking Statements and use of Non-GAAP Information

This release contains, and other written or oral statements made by or on behalf of Zep Inc. may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to, statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or our results.  Examples of forward-looking statements in this press release include, but are not limited to, statements about our ability to pay down debt, statement about investing in the business and statements about our ability to recover from the fire at our aerosol manufacturing plant.

Investor Contact:

Don De Laria

VP, Investor Relations & Communications

404-350-6266

don.delaria@zep.com